                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3/A (SEC File No. 333-33842), of our report dated March 16, 2000 except for Notes 11, 14, 17, 18, 19, 20, 26 and 28, which are as of September 29, 2000 and Notes 6, 7, 8 and 27, which are as of October 13, 2000, relating to the consolidated financial statements of HealthAxis Inc. for each of the three years in the period ended December 31, 1999 appearing in the Company's Annual Report on Form 10- K/A.

         We also consent to the reference to us under the caption "Experts" in the Registration Statement.



/s/ BDO Seidman, LLP
----------------------------------
BDO Seidman, LLP

Philadelphia, Pennsylvania
January 3, 2001